                                                                 EXHIBIT 1
                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF
                                  FEMRX, INC.
                                       AT

                              $2.35 NET PER SHARE
                                       BY
                            ET/FM ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                               JOHNSON & JOHNSON

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 6, 1998, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER DATED AS OF
     OCTOBER 3, 1998 AMONG JOHNSON & JOHNSON, ET/FM ACQUISITION CORP. (THE "PURCHASER") AND FEMRX, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE
COMPANY HAS APPROVED AND FOUND ADVISABLE THE MERGER AGREEMENT, THE OFFER AND THE MERGER REFERRED TO HEREIN, DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER
 ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR
                                    SHARES.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 90% OF THE OUTSTANDING SHARES (AFTER GIVING EFFECT TO THE EXERCISE OF ALL OPTIONS WITH
                 EXERCISE PRICES AT OR BELOW THE OFFER PRICE).

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal or such facsimile, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein), and any other required documents, to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or facsimile or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 2.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase.

October 9, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Introduction................................................    1
 1. Terms of the Offer......................................    2
 2. Procedure for Tendering Shares..........................    4
 3. Withdrawal Rights.......................................    7
 4. Acceptance for Payment and Payment......................    7
 5. Certain Federal Income Tax Consequences.................    8
 6. Price Range of the Shares; Dividends on the Shares......   10
 7. Effect of the Offer on the Market for the Shares; Stock
    Quotation; Exchange Act Registration; Margin
    Regulations.............................................   10
 8. Certain Information Concerning the Company..............   11
 9. Certain Information Concerning the Purchaser and
       Parent...............................................   13
10. Source and Amount of Funds..............................   14
11. Contacts with the Company; Background of the Offer......   14
12. Purpose of the Offer; The Merger Agreement and The
       Stockholder Agreements...............................   15
13. Dividends and Distributions.............................   23
14. Certain Conditions of the Offer.........................   23
15. Certain Legal Matters...................................   25
16. Fees and Expenses.......................................   26
17. Miscellaneous...........................................   26
Schedule I -- Directors and Executive Officers..............   28

To the Holders of Common Stock
  of FemRx, Inc.:

INTRODUCTION

     ET/FM Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Johnson & Johnson, a New Jersey corporation ("Parent"), hereby offers to purchase all outstanding shares (the "Shares") of Common Stock, par value $.001 per share, of FemRx, Inc., a Delaware corporation (the "Company"), at $2.35 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering stockholders whose shares are registered in their own name and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions to the Purchaser or the Depositary or, except as set forth in Instruction 6 of the Letter of Transmittal, U.S. Federal, state or local transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. The Purchaser will pay the fees and expenses of First Chicago Trust Company of New York, which is acting as the Depositary (the "Depositary"), and Georgeson & Company Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of October 3, 1998 (the "Merger Agreement") among Parent, the Purchaser and the Company, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger (as such, the "Surviving Corporation") as a wholly owned subsidiary of Parent (the "Merger"). On the effective date of the Merger, each outstanding Share not tendered in the Offer (other than Shares owned by the Company as treasury stock or by Parent, the Purchaser or any other direct or indirect wholly owned subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law or, to the extent applicable, California law) will be converted into the right to receive the Offer Price in cash, without interest (the "Merger Consideration"). See Section 12.

     The Merger is subject to a number of conditions, including approval by stockholders of the Company, if such approval is required by applicable law, and Shares having been purchased pursuant to the Offer. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser would be able to effect the Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of the Company. In such event, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company. See Section 12.

     The Purchaser and Parent have entered into Stockholder Agreements dated as of October 3, 1998 (the "Stockholder Agreements") with certain stockholders of the Company (the "Stockholders"), who beneficially own 5,414,858 Shares in the aggregate, including Shares issuable upon the exercise of options. Under the Stockholder Agreements, the Stockholders have agreed to sell, and the Purchaser has agreed to purchase, all Shares beneficially owned by them, representing approximately 59.1% of the outstanding Shares (approximately 51.9% on a fully diluted basis, assuming the exercise of all options and warrants), as well as any Shares subsequently acquired by the Stockholders through the exercise of options or otherwise, at a price per Share equal to the Offer Price. The obligation of the Stockholders to sell, and the obligation of the Purchaser to purchase, Shares under the Stockholder Agreements are subject to the Purchaser having accepted Shares for payment under the Offer in accordance with the Merger Agreement. The Stockholders may, and the Purchaser may direct the Stockholders to, tender their Shares into the Offer. Any Shares of the Stockholders not purchased in the Offer will be purchased by the Purchaser immediately following the purchase of Shares in the Offer. In addition, the Stockholders have agreed to vote their Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, and have agreed to vote against any other acquisition proposal.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE NUMBER OF SHARES TENDERED AND NOT WITHDRAWN NOT LATER THAN THE DATE OF EXPIRATION OF THE OFFER EQUALING AT LEAST 90% OF THE OUTSTANDING SHARES (AFTER GIVING EFFECT TO THE EXERCISE OF ALL OPTIONS WITH EXERCISE PRICES AT OR BELOW THE OFFER PRICE).

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED AND FOUND ADVISABLE THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     Warburg Dillon Read LLC ("WDR") has delivered to the Board of Directors of the Company its written opinion dated October 2, 1998 that, as of such date and based upon and subject to the matters set forth therein, the consideration to be offered by the Purchaser to the stockholders of the Company in the transaction is fair, from a financial point of view, to such stockholders. Such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company concurrently herewith.

     The Company has informed the Purchaser that, as of September 30, 1998, there were 8,933,547 Shares issued and outstanding, 1,441,174 Shares reserved for issuance upon exercise of outstanding Company Stock Options (as defined in the Merger Agreement), 50,000 Shares reserved for issuance upon exercise of a warrant and one Share reserved for issuance pursuant to an employee stock purchase plan. Based upon the foregoing, the Purchaser believes that approximately 5,212,362 Shares constitute a majority of the fully diluted Shares. Because the Shares subject to the Stockholder Agreements represent approximately 51.9% of the Shares on a fully diluted basis (assuming the exercise of all options and warrants), if the Purchaser accepts for payment Shares tendered pursuant to the Offer, and accepts for payment the Shares subject to the Stockholder Agreements pursuant to the Offer or purchases such Shares immediately following the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company.

     The Merger Agreement and the Stockholder Agreements are more fully described in Section 12. Certain Federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered, including Shares issuable upon exercise of Company Stock Options, prior to the Expiration Date and not theretofore properly withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, November 6, 1998, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission")), at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 hereof shall have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If by 12:00 Midnight, New York City time, on Friday, November 6, 1998 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, to (i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (ii) waive all the unsatisfied conditions and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

     There can be no assurance that the Purchaser will exercise its right to extend the Offer (other than as may be required by the Merger Agreement or by applicable law). Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     In the Merger Agreement the Purchaser has agreed that it will not, without the express written consent of the Company, extend the Offer, except that, without the consent of the Company, the Purchaser may extend the Offer (i) if at the Expiration Date any of the conditions set forth in Section 14 are not satisfied or waived, until such time as such conditions are satisfied or waived,
(ii) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof, (iii) for up to ten business days if the Minimum Tender Condition (as defined in Section 14 hereof) has not been satisfied as of the Expiration Date and (iv) for any reason for up to two business days. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If the Minimum Tender Condition has not been satisfied, or any condition set forth in paragraph (a) of Section 14 is not satisfied, at the Expiration Date, the Merger Agreement requires the Purchaser to extend the Offer in increments of five business days until the earliest to occur of (x) the satisfaction or waiver of the Minimum Tender Condition or such other condition, or Parent reasonably determines that any Offer Condition is not capable of being satisfied on or prior to December 29, 1998, (y) the termination of the Merger Agreement in accordance with its terms or (z) December 29, 1998. The Purchaser is not required to extend the Offer pursuant to this provision for more than 20 business days beyond the date when a Takeover Proposal (as defined in Section 12 hereof) is publicly announced if at the end of such 20 business day period the Company has given Parent a Notice of Superior Proposal (as defined in Section 12 hereof) with respect to the Takeover Proposal.

     In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the express written consent of the Company, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) add to or modify the conditions set forth in Section 14, (iv) extend the Offer, except as provided above, (v) change the form of consideration payable in the Offer or
(vi) otherwise amend or alter the Offer in any manner adverse to the Company's stockholders.

     If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought or any dealer solicitation fee, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

     Consummation of the Offer is conditioned upon satisfaction of the Minimum Tender Condition and the other conditions set forth in Section 14. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURE FOR TENDERING SHARES

     Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of Shares (which, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of a firm that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day", for purposes of the preceding sentence, is any day on which the New York Stock Exchange, Inc. (the "NYSE") and banks in New York are open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above (including through delivery of an Agent's Message), the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after October 3, 1998. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled.

     Tender of Shares from Exercise of Company Stock Options. Holders of Company Stock Options who wish to tender Shares for which their Company Stock Options are exercisable may do so either (a) by first exercising their Company Stock Options and delivering to the Depositary certificates for Shares being so tendered or (b) by executing a Letter of Transmittal appointing the Depositary as their agent to exercise if, and only if, the Offer is consummated, their Company Stock Options for the number of Shares to be tendered indicated in the Letter of Transmittal. In the case of clause (b), only a number of whole Shares for which the Company Stock Options are exercisable may be tendered. The Depositary will, in the event the Offer is consummated, pay the Company for each Share tendered pursuant to clause (b) an amount equal to the exercise price of the Company Stock Option exercised, and pay the holder of the Company Stock Option tendered pursuant to clause (b) for each such Share tendered an amount equal to the Offer Price minus the exercise price of the exercised Company Stock Option. The amount paid to employees pursuant to clause (b) shall be reduced by such amount of wage and employment withholding taxes as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or under any provision of state, local or foreign law. In any event, such payments for Shares tendered upon exercise of such Company Stock Options that are accepted for payment pursuant to the Offer will only be made after the receipt by the Depositary of such Shares as described in Section 4. Holders of Company Stock Options who elect to tender Shares pursuant to clause (b) above by executing a Letter of Transmittal, in addition to the matters described under "Appointment" above, will irrevocably appoint the Depositary as such holder's agent and attorney-in-fact in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of such holder's rights, to exercise the Company Stock Options for the Shares being tendered. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by a holder of Company Stock Options. In the event Company Stock Options are registered in a name other than the name of the tendering holder, or to the extent deemed necessary or appropriate by the Depositary or the Purchaser to exercise such Company Stock Options, additional documents may be required to transfer record ownership of the Company Stock Options into the name of the tendering holder or the name of the Depositary.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after December 7, 1998.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn (or in the case of holders tendering Shares from the exercise of Company Stock Options, the name of the registered holder of the Company Stock Options that have been tendered for the Shares to be withdrawn), the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry delivery set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3. Any determination concerning the satisfaction of such terms and conditions will be within the reasonable discretion of the Purchaser, and such determination will be final and binding on all tendering stockholders. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as described in Section 2), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares (which will include all Shares received and tendered from the exercise of Company Stock Options exercised at such time). Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, the certificates for such Shares will be returned, and if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent, in each case without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer. Any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Sales of Shares pursuant to the Offer (and the receipt of cash by stockholders of the Company pursuant to the Merger) will be taxable transactions for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be taxable transactions under applicable state, local, foreign and other tax laws. For Federal income tax purposes, a tendering stockholder will generally recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer (or pursuant to the Merger) and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer (or cancelled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or cancelled pursuant to the Merger).

     If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by the tendering stockholder will be capital gain or loss, which will be long-term capital gain or loss if the tendering stockholder's holding period for the Shares exceeds one year. Long-term capital gains recognized by a tendering individual stockholder will generally be taxed at a maximum Federal marginal tax rate of 20%, and long-term capital gains recognized by a tendering corporate stockholder will be taxed at a maximum Federal marginal tax rate of 35%.

     Employees who tender Shares for which their Company Stock Options are exercisable will be subject to Federal income tax at ordinary rates on the full amount of the payment such employees receive in exchange therefor. Holders of Company Stock Options who wish to tender Shares for which their Company Stock Options are exercisable are urged to consult their own tax advisors as to the tax consequences to them of the Offer and the Merger.

     A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish its correct TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF ITS INDIVIDUAL CIRCUMSTANCES, SUCH AS PERSONS WHO HOLD THEIR SHARES AS A HEDGE OR AS PART OF A HEDGING, STRADDLE, CONVERSION OR OTHER RISK REDUCTION TRANSACTION. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are traded on the Nasdaq National Market of The Nasdaq Stock Market ("Nasdaq") and prices reflecting such trading are published by the National Association of Securities Dealers, Inc. ("NASD") under the symbol "FMRX". The following table sets forth, for each of the periods indicated, the high and low sales prices per Share as reported by Tradeline(R) IDD Information Services.

                                                              SALES PRICE
                                                              -----------
                                                              HIGH    LOW
                                                              ----    ---
1996
  Fourth Quarter............................................   $8 1/2 $4
1997
  First Quarter.............................................    4 1/2  2
  Second Quarter............................................    5      1 1/2
  Third Quarter.............................................    4 5/16  2 5/8
  Fourth Quarter............................................    3 7/16  2 3/8
1998
  First Quarter.............................................    2 7/8  1 1/2
  Second Quarter............................................    2 7/16  1 1/8
  Third Quarter.............................................    2 1/2   5/8
  Fourth Quarter (through October 8, 1998)..................    2 5/16  1 5/16

     On October 2, 1998, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing sale price of the Shares on the Nasdaq National Market, as reported by Tradeline(R) IDD Information Services, was $1 13/16 per Share. On October 8, 1998, the last full day of trading before the commencement of the Offer, the reported last sale price of the Shares on the Nasdaq National Market, as reported by Dow Jones Interactive, was $2 7/32 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     Since its inception, the Company has not declared or paid any dividends on shares of its capital stock.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of Nasdaq for continued designation for the Nasdaq National Market. To maintain such designation, a security must substantially meet one of two maintenance standards. The first maintenance standard requires that (i) there be 750,000 publicly held shares, (ii) the publicly held shares have a market value of $5 million, (iii) the issuer have net tangible assets of at least $4 million, (iv) there be 400 shareholders of round lots, (v) the minimum bid price per share be $1 and (vi) there be at least two registered and active market makers. The second maintenance standard requires that (i) the issuer have either (A) a market capitalization of $50 million or (B) total assets and total revenue of $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years, (ii) there be 1,100,000 shares publicly held, (iii) the publicly held shares have a market value of $15 million, (iv) the minimum bid price per share be $5, (v) there be 400 shareholders of round lots and (vi) there be at least four registered and active market makers.

     If these standards for continued designation for the Nasdaq National Market are not met, the Shares might nevertheless continue to be included in The Nasdaq SmallCap Market. Continued inclusion in The Nasdaq SmallCap Market, however, would require that (i) there be 300 round lot holders, (ii) there be at least 500,000 publicly held shares, (iii) the publicly held shares have a market value of at least $1 million, (iv) there be two registered and active market makers, of which one may be entering stabilizing bids and (v) the issuer have either (A) net tangible assets of at least $2 million, (B) market capitalization of at least $35 million or (C) net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company, as of October 7, 1998, there were approximately 100 holders of record of Shares and as of September 30, 1998 there were 8,933,547 Shares outstanding.

     The Company has received notification from Nasdaq indicating that the Company fails to meet certain requirements for continued listing of its Shares on the Nasdaq National Market. The Company has appealed Nasdaq's determination, and its Shares will continue to be listed on the Nasdaq National Market while the Company's appeal is being heard. The Nasdaq notification states that the Company's net tangible assets of $3.5 million, as reported in the Company's Form 10-Q for the quarter ended June 30, 1998, fall below the $4 million required by the listing maintenance standards of the Nasdaq National Market.

     If the purchase of Shares pursuant to the Offer causes the Shares to no longer meet the requirements of Nasdaq for continued inclusion in the Nasdaq National Market or The Nasdaq SmallCap Market as a result of a reduction in the number or market value of publicly held Shares or the number of round lot holders or otherwise, as the case may be, the market for Shares could be adversely affected. It is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations, however, would depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 500 or more holders of record. Termination of registration of the Shares under the Exchange Act would, subject to Section 15(d) of the Exchange Act, substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the shortswing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or (c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then trading of the Shares will cease to be reported on Nasdaq and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal executive offices at 1221 Innsbruck Drive, Sunnyvale, California 94089, telephone no. (408) 752-8580. According to the Company's Annual Report on

Form 10-K for the fiscal year ended December 31, 1997 (the "Annual Report"), the Company designs, manufactures and distributes surgical systems for the diagnosis and treatment of gynecologic disorders.

     Set forth below is certain selected consolidated financial information with respect to the Company excerpted or derived from the information contained in the Annual Report, as well as the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, which are incorporated herein by reference. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                                  FEMRX, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                 (IN THOUSANDS)

                                                 SIX MONTHS ENDED
                                                     JUNE 30,            YEAR ENDED DECEMBER 31,
                                               ---------------------   ----------------------------
                                                  1998        1997       1997      1996      1995
                                               -----------   -------   --------   -------   -------
                                                    (UNAUDITED)
STATEMENT OF EARNINGS DATA:
  Net sales..................................    $ 1,206     $   483   $  1,586   $    64   $    --
  Loss from operations.......................     (5,341)     (5,827)   (12,886)   (9,732)   (3,345)
  Net loss...................................     (5,224)     (5,379)   (12,135)   (8,780)   (3,174)

                                               AT JUNE 30,              AT DECEMBER 31,
                                               -----------             ------------------
                                                  1998                   1997      1996
                                               -----------             --------   -------
                                               (UNAUDITED)
BALANCE SHEET DATA:
  Total current assets.......................    $ 3,856               $  9,894   $20,574
  Total assets...............................      5,356                 11,273    22,040
  Total current liabilities..................      1,783                  2,564     1,485
  Total stockholders' equity.................      3,503                  8,567    20,283

     Available Information. The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, Company Stock Options (as defined in the Merger Agreement) granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and certain other information regarding registrants that file electronically with the Commission. Such information should also be on file at The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

     The Purchaser, a Delaware corporation and a wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal offices of the Purchaser are located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. All outstanding shares of capital stock of the Purchaser are owned by Parent.

     Parent's principal line of business is the manufacture and sale of a broad range of products in the health care field. Parent is a New Jersey corporation with its principal office located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

     Financial information with respect to Parent and its subsidiaries is included in Parent's Annual Report on Form 10-K for the fiscal year ended December 28, 1997 and in Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 1998, which are incorporated herein by reference, and other documents filed by Parent with the Commission. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

     Except as described in this Offer to Purchase, neither the Purchaser nor Parent (together, the "Corporate Entities") or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I or any associate or majority owned subsidiary of the Corporate Entities or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as described in this Offer to Purchase, (i) there have not been any contacts, transactions or negotiations between the Corporate Entities, any of their respective subsidiaries or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (ii) none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

     Except as described in this Offer to Purchase, during the last five years, none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or
(ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five year employment history and citizenship of each of the directors and executive officers of the Purchaser and Parent are set forth in
Schedule I.

     Available Information. Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission, and copies thereof should be obtainable from the Commission, in the same manner as set forth with respect to information concerning the Company in Section 8. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005.

10.  SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $23 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution which will be made by Parent to the Purchaser. Parent plans to use funds it has available in its cash accounts for such capital contribution. The Purchaser therefore has not conditioned the Offer on obtaining financing.

11.  CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER

     On April 20, 1998, Ettore Carino, Director New Business Development of Ethicon, Inc. ("Ethicon"), a wholly owned subsidiary of Parent, and Susan E. Morano, Associate Director New Business Development of Ethicon, contacted Andrew
M. Thompson, President and Chief Executive Officer of the Company, to discuss Ethicon's interest in a potential collaborative relationship with the Company.

     On April 30, 1998, Mr. Thompson, George M. Savage, M.D., Senior Vice President of Research and Development of the Company, met in Somerville, New Jersey, with Mr. Carino, Ms. Morano, Chao Chen, Director of Product Development of Ethicon, Henry Esparza, Vice President of Sales and Marketing of Ethicon, Glenn Foy, Director of Marketing of Ethicon, Ron Galovich, Director of Marketing of Ethicon and James R. Gray, Associate Director, Corporate Finance, of WDR. Representatives of the Company presented an overview of the Company, its products and its development pipeline.

     Between May of 1998 and mid-September of 1998, representatives from Ethicon and the Company continued discussions. During this time Howard I. Zauberman, Vice President Growth Technologies and New Business Development of Ethicon, Edward W. Unkart, Vice President, Finance & Administration of the Company and David Gottlieb, Executive Director of WDR became involved in the discussions.

     On September 16, 1998, representatives from Ethicon contacted the Company to discuss Ethicon's interest in acquiring the Company. Ethicon expressed serious interest in exploring an acquisition and proposed general parameters pursuant to which Ethicon would be willing to proceed with such a transaction as well as the desired timetable, due diligence requirements and other actions necessary to proceed with such a transaction.

     On September 17, 1998, the Company and Ethicon entered into a Confidentiality Agreement. Representatives from Ethicon presented Ethicon's proposal for a transaction involving the acquisition of all of the outstanding Shares, including those held by the Stockholders, for cash. The parties discussed the general parameters pursuant to which Ethicon and the Stockholders would be willing to proceed with the transaction, including Ethicon's desire to obtain the support of the Company's Board of Directors and senior management and, in particular, Ethicon's requirement that the Stockholders agree to support the transaction.

     Between September 18, 1998, and September 21, 1998, Ethicon forwarded proposed term sheets to the Company and discussions and negotiations continued. Between September 23, 1998 and October 3, 1998, Ethicon conducted due diligence, and Ethicon and Philip P. Crowley, Assistant General Counsel of Parent, and the Company and its counsel had numerous discussions and continued negotiations with respect to the purchase price and other material terms of the transaction.

     Between September 22, 1998, and October 3, 1998, drafts of definitive agreements were delivered to representatives of the Stockholders and the Company. Discussions and negotiations continued and the Parties ultimately agreed upon a price of $2.35 per Share and other material terms of the proposed transaction and finalized the definitive agreements. Mr. Zauberman began discussions with Mr. Thompson and Dr. Savage with respect to their post-acquisition employment arrangements. On October 1, 1998, Ethicon, Mr. Thompson and Dr. Savage signed letters regarding the continued employment of Mr. Thompson and Dr. Savage following the Merger. The terms set forth in these letters are described in Section 12.

     On October 1, 1998 the Finance Committee of the Board of Directors of Parent approved the transaction, and the Board of Directors of the Purchaser approved the transaction. On October 2 and 3, 1998, the Board of Directors of the Company met and approved the transaction.

     Following these approvals, each of the Merger Agreement and Stockholder Agreements were executed and delivered and the transaction was publicly announced before U.S. financial markets opened on October 5, 1998.

12.  PURPOSE OF THE OFFER; THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENTS

     Purpose. The purpose of the Offer is to acquire control of and the entire equity interest in the Company. Following the Offer, the Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     The Merger Agreement. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, and each then outstanding Share (other than Shares owned by the Company as treasury stock or by Parent, the Purchaser or any other direct or indirect wholly owned subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law or, to the extent applicable, California law), will be converted into the right to receive an amount in cash equal to the Offer Price.

     VOTE REQUIRED TO APPROVE MERGER. The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved and found advisable by the Board of Directors and generally by the holders of the Company's outstanding voting securities. The Board of Directors of the Company has approved the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by the Company's stockholders if the "short-form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser) is generally required to approve the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Purchaser were to purchase the Shares subject to the Stockholder Agreements), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. However, the DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company. Similar provisions may apply under California law.

     CONDITIONS TO THE MERGER. The Merger Agreement provides that the Merger is subject to the satisfaction or waiver of certain conditions, including the following: (i) if required by applicable law, the Merger Agreement having been approved and adopted by the holders of a majority of the Shares; provided that Parent and the Purchaser shall vote all their Shares in favor of the Merger;
(ii) no statute, rule, decision, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Merger being in effect; provided, however, that the party seeking to invoke such condition shall have performed its obligations regarding reasonable efforts and cooperation under the Merger Agreement; and (iii) Purchaser having previously accepted for payment and paid for Shares pursuant to the Offer.

     TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the effective time of the Merger (the "Effective Time"), whether before or after approval by the stockholders of the Company, (i) by mutual written consent of the Company and Parent, (ii) by either the Company or Parent if (a) as the result of the failure of any of the conditions set forth in Section 14, the Purchaser terminates the Offer in accordance with its terms without having purchased any Shares pursuant to the Offer, unless the failure of such condition results from the failure by the party seeking to terminate to fulfill its obligations under the Merger Agreement; or (b) if any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity"), shall have issued an order, decree or ruling or taken any action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action has become final and nonappealable; provided, however, that the party seeking to terminate the Merger Agreement pursuant to such provision shall have complied with its obligations regarding reasonable efforts and cooperation under the Merger Agreement, (iii) by the Company, if (a) the Company has given Parent a Notice of Superior Proposal with respect to a Takeover Proposal, (b) at least five business days later the Board of Directors of the Company determines in good faith (based on the written opinion of WDR or another nationally recognized financial advisor, which opinion takes into account all the terms and conditions of the Takeover Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation), that the terms of such Takeover Proposal are not more favorable to the person making such Takeover Proposal and provide greater present value to all the Company's stockholders than the Merger Agreement, the Offer and the Merger in light of any improved terms proposed by Parent or the Purchaser prior to the expiration of such five business day period and (c) the Company shall have paid to Parent a termination fee of $880,000 (the "Termination Fee"), (iv) by Parent or the Purchaser prior to the Purchaser's obligation to accept Shares for payment pursuant to the Offer, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (I) would give rise to the failure of a condition set forth in paragraph (d) or (e) under Section 14 and
(II) cannot be or has not been cured within 20 days after the giving of written notice to the Company, (v) by the Company if Parent or the Purchaser shall have
(a) failed to commence the Offer within five business days of the public announcement of the Merger Agreement, (b) failed to pay for Shares pursuant to the Offer in accordance with the terms of the Merger Agreement or (c) breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach in respect of clause (c) is incapable of being cured or has not been cured within 20 days after the giving of written notice to Parent or the Purchaser, except in any case under clause (c), such breaches which individually or in the aggregate are not reasonably likely to affect adversely Parent's or the Purchaser's ability to complete the Offer or the Merger, (vi) by Parent if (a) Parent shall not have materially breached the Merger Agreement and (b) the Company's Board of Directors shall have failed to recommend that the Company's stockholders accept the Offer or withdraws or amends, in a manner materially adverse to Parent, its recommendation that the Company's stockholders accept the Offer, or recommends acceptance of any Superior Proposal or (vii) by the Company if the Offer has not been consummated by December 30, 1998.

     TAKEOVER PROPOSALS. The Merger Agreement provides that the Company shall not, and shall not authorize or permit any of its subsidiaries, or any of its or their officers, directors or employees to, and shall use its reasonable efforts to cause any investment banker, financial advisor, attorney, accountant or other representative of the Company or of any of its subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal. If, however, prior to acceptance for payment of Shares pursuant to the Offer an unsolicited Takeover Proposal is made and the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, after written notice to Parent, and subject to its obligations to keep Parent informed (consistent with the fiduciary obligations of the Company's Board of Directors), the Company may furnish information with respect to the Company pursuant to a confidentiality agreement to the person making such unsolicited Takeover Proposal and participate in discussions or negotiations regarding such Takeover Proposal. The Merger Agreement defines "Takeover Proposal" as any proposal or offer from any person relating to any direct or indirect acquisition or purchase of 50% or more of the assets of the Company and its subsidiaries, taken as a whole, or 50% or more of any class of outstanding equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of the Company or any of its subsidiaries or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

     The Merger Agreement provides further that neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or any such committee of the Merger Agreement, the Offer or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (an "Acquisition Agreement") with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may withdraw or modify its adoption, approval or recommendation of the Merger Agreement, the Offer and the Merger at any time following Parent's receipt of a Notice of Superior Proposal. A "Notice of Superior Proposal" is a written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal. A "Superior Proposal" is a bona fide Takeover Proposal for all outstanding Shares on terms that the Board of Directors of the Company determines in its good faith judgment (based on the written opinion of WDR or another nationally recognized financial advisor, which opinion takes into account all the terms and conditions of the Takeover Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are not more favorable to the person making such Takeover Proposal and provide greater present value to all the Company's stockholders than the Offer, the Merger and the Merger Agreement.

     In addition to the obligations of the Company set forth in the preceding paragraphs, the Merger Agreement provides that the Company shall immediately advise Parent orally and in writing of any Takeover Proposal, any request for information concerning the Company or its subsidiaries in relation to or any inquiry regarding the making of a Takeover Proposal and, unless to do so would be inconsistent with the fiduciary duties of the Board of Directors of the Company, the material terms and conditions of such Takeover Proposal, request for information or inquiry and the identity of the person making any such Takeover Proposal, request for information or inquiry. The Company is further required under the terms of the Merger Agreement to keep Parent fully informed of the status and, unless to do so would be inconsistent with the fiduciary duties of the Board of Directors of the Company, the material terms (including amendments or proposed amendments) of any such Takeover Proposal, request for information or inquiry.

     The Merger Agreement provides that nothing contained in these provisions shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failure to so disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided that, except as provided above, neither the Company nor the Board of Directors nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger Agreement, the Offer or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

     FEES AND EXPENSES; TERMINATION FEE. All fees and expenses incurred in connection with the Merger Agreement, the Offer and the Merger and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated. If, however, Parent or the Purchaser terminates the Merger Agreement as a result of a breach by the Company of certain provisions relating to Takeover Proposals, or the Company terminates the Merger Agreement in accordance with the provisions relating to Takeover Proposals, the Company is required to pay to Parent a Termination Fee of $880,000 as liquidated damages, which the parties have agreed is a reasonable estimate of the costs and expenses that would be incurred by Parent and the Purchaser if the transactions contemplated by the Merger Agreement were not to go forward as a result of such breach.

     CONDUCT OF BUSINESS BY THE COMPANY. The Merger Agreement provides that during the term of the Merger Agreement, except as otherwise provided by the Merger Agreement or to the extent that Parent shall consent in writing, the Company shall, and shall cause each of its subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having significant business dealings with it. The Merger Agreement further provides that the Company shall not, and shall not permit any of its subsidiaries to, (except as otherwise permitted by the Merger Agreement or to the extent Parent consents in writing) (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of the Merger Agreement in accordance with their present terms); (iii) amend its certificate of incorporation or by-laws; (iv) acquire or agree to acquire (a) by merging or consolidating with, or by purchasing a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (b) any assets that are material, individually or in the aggregate, to the Company except purchases of inventory in the ordinary course of business consistent with past practice; (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except sales of inventory or sales or licenses of immaterial assets, in each case in the ordinary course of business consistent with past practice; (vi) (a) except for the Credit Facility defined below in this Section 12 and the lease line of credit referred to in Section 14(h) below, incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (b) make any loans, advances or capital contributions to, or investments in, any other person; (vii) make or agree to make any capital expenditure or expenditures with respect to property, plant or equipment in excess of $25,000 in the aggregate;
(viii) make any material tax election or settle or compromise any material income tax liability or make any change in accounting methods, principles or practices except as required by a change in generally accepted accounting principles; (ix) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in any report of the Company filed with the Commission and publicly available prior to the date of the Merger Agreement or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party; (x) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which the Company or any of its subsidiaries is a party or knowingly waive, release or assign any material rights or claims; (xi) enter into any material contracts or agreements relating to the distribution, sale or marketing by third parties of the products of, or products licensed by, the Company or any of its subsidiaries; (xii) except as required to comply with applicable law or agreements, plans or arrangements existing on the date of the Merger Agreement,
(a) adopt, enter into, terminate or amend any employment agreement or benefit plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, (b) increase in any material manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or key employee, (c) pay any material benefit not provided for under any benefit plan,
(d) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreement or awards made thereunder) or (e) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan; or (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

     Pursuant to the Merger Agreement, neither the Company nor any of its subsidiaries, on the one hand, nor Parent or the Purchaser on the other shall take any action that would reasonably be expected to result in (i) any of the representations and warranties of the Company, on the one hand, or of Parent or the Purchaser on the other hand, set forth in the Merger Agreement that are qualified as to materiality becoming inaccurate, which inaccuracy would have a Material Adverse Effect on the Company, (ii) any of such representations and warranties that are not so qualified becoming inaccurate in any material respect, which inaccuracy would have a Material Adverse Effect on the Company, or (iii) except as otherwise permitted with respect to Takeover Proposals, any of the conditions to the Offer or to the Merger not being satisfied. "Material Adverse Effect" means any effect that is materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or would prevent or materially delay the consummation of the Offer or the Merger; provided, however, that in determining whether there has been a Material Adverse Effect, the following shall be disregarded: any material adverse effect that results substantially from (i) the taking of any action required by the Merger Agreement, (ii) the breach by Parent of the Merger Agreement, (iii) the announcement or pendency of the Offer, the Merger or any of the transactions contemplated by the Merger Agreement or (iv) any decline in the Company's stock price (which shall not in itself constitute a Material Adverse Effect).

     BOARD OF DIRECTORS; MANAGEMENT. Promptly upon the acceptance for payment of, and payment for, any Shares by the Purchaser pursuant to the Offer, the number of directors on the Board of Directors of the Company will be reduced to five and the Purchaser will be entitled to designate three of such directors. Therefore, the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, will control a majority of such directors. The Merger Agreement requires the Company and its Board of Directors to take all such action needed to cause the Purchaser's designees to be appointed to the Company's Board of Directors. Subject to applicable law, the Company must take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company has agreed to make such mailing with the mailing of the Schedule 14D-9. The Merger Agreement provides that the directors of the Purchaser immediately prior to the Merger will be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Ethicon, Andrew M. Thompson, President and Chief Executive Officer of the Company, and George M. Savage, M.D., Senior Vice President of Research and Development of the Company, have signed letters regarding the continued employment of Mr. Thompson and Dr. Savage following the Merger. Ethicon, Mr. Thompson and Dr. Savage are continuing to negotiate more detailed agreements.

     Mr. Thompson expressed his commitment to assist, as needed, with the transition and integration of the Company with Ethicon. While Mr. Thompson's role in the transition is not fully defined, Ethicon will capitalize upon his experience as founder and leader of the organization in making the transition successful. The duration of Mr. Thompson's commitment will be determined as integration plans are finalized. Ethicon, however, has committed to six months compensation at Mr. Thompson's current salary.

     The duration of Dr. Savage's commitment to continue his service with Ethicon in his current capacity is undeclared at this point. Ethicon has requested a commitment at least through June 30, 2000.

     Both Mr. Thompson and Dr. Savage have agreed not to take employment with or actively engage in the development of businesses that directly compete with the Company while receiving salary or separation benefits from Ethicon, without the prior written consent of Ethicon.

     STOCK OPTIONS. The Merger Agreement provides that, as soon as practicable after the date of the Merger Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company stock option plan) will adopt such resolutions and take such other actions as may be required to adjust the terms of each outstanding option to purchase Shares listed on a schedule provided to Parent to provide that (i) five business days prior to the earliest date on which the Purchaser can purchase any Shares pursuant to the Offer (and contingent upon such purchase), such option shall vest and become exercisable in full, (ii) upon consummation of the Offer each outstanding option to purchase Shares (a "Company Stock Option") granted under any stock option, stock appreciation right, stock purchase program or arrangement of the Company (other than the Employee Stock Purchase Plan ("ESPP")) that is outstanding immediately prior to the consummation of the Offer, whether or not then exercisable, shall be canceled concurrently with (and contingent upon) the consummation of the Offer. The Company (or, if appropriate, the Board of Directors or any committee administering the stock option plans) will take actions such that immediately prior to the Effective Time the Company Stock Options set forth in a schedule provided to Parent are canceled as set forth above. The Merger Agreement provides that the Company shall not make, or agree to make, any payment of any kind to any holder of a Company Stock Option without the consent of Parent.

     As of the date of the consummation of the Offer (and contingent thereon), the ESPP will terminate. All funds deposited with the Company in connection with the ESPP will be returned to the respective participant, without interest, as soon as practicable after the consummation of the Offer. Prior to the consummation of the Offer, the Company will take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this paragraph.

     Subject to the second preceding paragraph, all Stock Option Plans will terminate as of the Effective Time and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company will be deleted as of the Effective Time. The Company shall ensure that following the consummation of the Offer no holder of a Company Stock Option or any participant in any Stock Option Plan will have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation, and the Company will use its reasonable best efforts to ensure that following the Effective Time, no holder of a Company Stock Option set forth on the schedule provided to Parent or any participant in any Stock Option Plan will have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.

     CREDIT FACILITY. The Merger Agreement provides that the Purchaser will establish a credit facility (the "Credit Facility") to provide loans to the Company in an aggregate amount of up to $3.5 million for working capital needs from the date of the Merger Agreement to the date on which the Stockholder Agreements terminate pursuant to their terms. The Company may require advances of up to $250,000 every two weeks commencing on November 2, 1998. The aggregate principal amount of all such advances will be payable to the Purchaser in cash on December 31, 1999. Interest will accrue at a rate equal to the prime rate plus two percent. The advances and accrued interest will be secured by a first priority security interest in all of the Company's patents.

     INDEMNIFICATION, EXCULPATION AND INSURANCE. Through the sixth anniversary of the Effective Time, Parent will maintain in effect for the benefit of current or former directors and officers of the Company, the current level and scope of directors' and officers' liability insurance policies. In no event, however, will Parent be required to expend an aggregate amount in excess of $150,000 for such insurance. If the aggregate premium payable for such insurance coverage exceeds this amount, Parent will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     Parent has agreed in the Merger Agreement that all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the time of consummation of the Offer (including with respect to the transactions contemplated by the Merger Agreement) existing now or at the time of consummation of the Offer in favor of the current or former directors or officers of the Company as provided in its certificate of incorporation, its by-laws (each as in effect on the date of the Merger Agreement) and indemnification agreements shall be assumed by the Surviving Corporation in the Merger, without further action, as of the time of consummation of the Offer and shall survive the Merger and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms; provided, however, that if any claims are asserted or made during the continuance of such terms, all rights to indemnification (and to advancement of expenses) hereunder in respect of any such claims shall continue, without diminution, until disposition of any and all such claims.

     The Merger Agreement provides that in the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall expressly assume the obligations set forth in the preceding paragraphs. The Merger Agreement also provides that, in the event the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, Parent will either guarantee the indemnification obligations set forth in the second preceding paragraph or take such other action to ensure that the ability of the Surviving Corporation to satisfy such indemnification obligations will not be diminished in any material respect.

     REASONABLE EFFORTS. The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement, unless, to the extent permitted under the Merger Agreement, the Board of Directors of the Company approves or recommends a Superior Proposal, each of the parties will use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger and the other transactions contemplated by the Merger Agreement.

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties.

     PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. The Merger Agreement provides that in the event the Purchaser's designees are appointed or elected to the Board of Directors of the Company as described above under "Board of Directors", after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time of the Merger, the affirmative vote of a majority of the directors of the Company not designated by Parent or the Purchaser is required for the Company to amend or terminate the Merger Agreement, exercise or waive any of its rights or remedies under the Merger Agreement, extend the time for performance of the Purchaser's and Parent's respective obligations under the Merger Agreement or take any action to amend or otherwise modify the Company's certificate of incorporation or by-laws.

     Stockholder Agreements. The Stockholder Agreements provide that each Stockholder will sell, and the Purchaser will purchase, all Shares beneficially owned by such Stockholder, at a price per Share equal to $2.35. The obligation of the Stockholders to sell, and the obligation of the Purchaser to purchase, Shares under the Stockholder Agreements are subject to the Purchaser having accepted Shares for payment under the Offer in accordance with the Merger Agreement. The Stockholders may, and the Purchaser may direct the Stockholders to, tender their Shares into the Offer. Any Shares of the Stockholders not purchased in the Offer will be purchased by the Purchaser immediately following the purchase of Shares in the Offer. The Stockholders are not required to tender their Shares in the event of any amendment to the Merger Agreement that creates any additional condition to the Offer, reduces the Offer Price or otherwise adversely affects the Stockholders without the written approval of the Stockholders.

     Each of the Stockholders has agreed, among other things, not to: (i) sell, transfer, give, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer") or consent to any Transfer of, any or all of such Shares or any interest therein, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of the Shares to any person other than pursuant to the terms of the Offer or the Merger; (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Takeover Proposal; (iii) directly or indirectly solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal; or (iv) directly or indirectly participate in any discussions or negotiations regarding any Takeover Proposal. The provisions described in clauses (iii) and (iv) of the previous sentence will not, however, prohibit an individual Stockholder, or any partner, stockholder, officer or affiliate of a Stockholder that is a legal entity, who is a director of the Company from performing his or her legally required fiduciary duties as a director of the Company as permitted or required under the Merger Agreement.

     Each of the Stockholders has also agreed that at any meeting of stockholders of the Company in which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Stockholders will vote (or cause to be voted) their Shares in favor of the Merger, the adoption of the Merger Agreement and the other transactions contemplated thereby. Each Stockholder Agreement includes an irrevocable proxy provision for the benefit of the Purchaser with respect to the Shares owned by each Stockholder, to vote such Shares at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a stockholders' vote, consent or other approval is sought, against (x) any Takeover Proposal or (y) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would be reasonably likely to impede, frustrate, prevent, delay or nullify the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

     In the event the Merger Agreement is terminated by the Company pursuant to the provisions regarding Takeover Proposals or because the Offer has not been consummated by December 29, 1998, the Stockholder Agreements will terminate 120 days after the termination of the Merger Agreement (unless the Purchaser ceases to fulfill its obligations regarding the Credit Facility, in which case the Stockholder Agreements will terminate five days after such cessation). If the Merger Agreement otherwise terminates, the Stockholder Agreements will terminate five days after such termination.

     Appraisal Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares.

     In addition, because the Company may be regarded as being subject to certain provisions of the California General Corporation Law, as amended (the "CGCL"), if upon consummation of the Offer, Parent and the Purchaser own five-sixths or less of the outstanding Shares and the Merger is consummated, holders of the Shares who vote against the Merger may have certain rights pursuant to the provisions of Chapter 13 (commencing with Section 1300) of the CGCL to demand that the Company purchase their Shares. If a holder's Shares constitute "dissenting shares" within the meaning of Section 1300 of the CGCL and the statutory procedures are complied with, the holder of such Shares will be entitled to receive payment in cash of the fair value of his or her Shares as of the day before the first announcement of the terms of the Merger. If the Company denies that the Shares qualify as dissenting shares, or if the Company and the holder are unable to agree on the fair value of the Shares, then the holder may seek a judicial determination of whether the Shares are dissenting shares or the fair value of the Shares or both.

     Any such judicial determination of the fair value of Shares under the DGCL or the CGCL could be based upon considerations other than or in addition to the Offer Price or the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL or, if applicable, Chapter 13 of the CGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the DGCL or the CGCL, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL or the CGCL and is qualified in its entirety by the full text of Section 262 of the DGCL and Chapter 13 of the CGCL.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL OR, IF APPLICABLE, CHAPTER 13 OF THE CGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     Going Private Transactions. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to consummation of the Merger.

     Other Matters. Except as otherwise described in this Offer to Purchase, the Purchaser and Parent have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company, a sale or transfer of a material amount of assets of the Company, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

13.  DIVIDENDS AND DISTRIBUTIONS

     Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the succeeding paragraph, and nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

     If, on or after the date of the Merger Agreement, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights or options, conditional or otherwise, to acquire, any of the foregoing, other than Shares issued pursuant to the exercise of outstanding employee stock options, then, subject to the provisions of Section 14 below, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after the date of the Merger Agreement, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14 below, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless the number of Shares tendered and not withdrawn not later than the date of expiration of the Offer, shall equal at least 90% of the Fully Diluted Shares (defined below) (such number of Shares, the "Minimum Tender Condition"). For purposes of the Merger Agreement:
(i) "Fully Diluted Shares" shall mean all outstanding securities entitled generally to vote in the election of directors of the Company after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities with exercise or conversion prices at or below the Offer Price, and (ii) both "Shares tendered" and "Fully Diluted Shares" shall include those shares that would be received upon the exercise of stock options contingently tendered to the Offer. Furthermore, notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist:

          (a) there shall be issued by any U.S. Federal or state court of competent jurisdiction in connection with any legal proceeding, any order or ruling (that has not been vacated, withdrawn or overturned), (i) restraining or prohibiting the acquisition by Parent or the Purchaser of any Shares under the Offer or pursuant to the Stockholder Agreements or the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreements, or obtaining from the Company, Parent or the Purchaser any damages in connection with the aforesaid transactions that are material in relation to the Company and its subsidiaries taken as a whole, (ii) prohibiting or materially limiting the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, or Parent and its subsidiaries, in each case taken as a whole, or compelling the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, or Parent and its subsidiaries, in each case taken as a whole, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreements, (iii) seeking to impose material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, or (iv) prohibiting Parent or any of its subsidiaries from effectively controlling in any material respect any significant portion of the business or operations of the Company and its subsidiaries taken as a whole;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity or court that results, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph
     (a) above;

          (c) there shall have occurred any Material Adverse Change with respect to the Company ("Material Adverse Change" means any change that is reasonably likely to have a Material Adverse Effect);

          (d)(i) the Board of Directors of the Company or any committee thereof shall have (A) withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement or (B) approved or recommended any Takeover Proposal, (ii) the Company shall have entered into any agreement with respect to any Takeover Proposal or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

          (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer (except to the extent that any such representation or warranty refers to specifically to another date, in which case such representation or warranty shall be accurate as of such other date) and, individually or in the aggregate, such untruth or incorrectness has a Material Adverse Effect on the Company;

          (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement, which failure to perform or comply is not substantially cured within 15 days after Parent provide the Company with notice of such failure;

          (g) the Merger Agreement shall have been terminated in accordance with its terms; or

          (h) the Company shall have any debt for borrowed money other than as permitted under Section 7.13 of the Merger Agreement or under the Company's lease line of credit in an aggregate amount not exceeding Three Hundred Thousand Dollars ($300,000.00).

which, in the reasonable judgment of Parent or the Purchaser in any such case makes it inadvisable to proceed with such acceptance for payment or payments therefor.

     The foregoing conditions in paragraphs (a) through (h) are for the sole benefit of the Purchaser and Parent and may, subject to the terms of the Merger Agreement, be waived by the Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS

     Based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action, except as otherwise described in this Section 15, by any Governmental Entity that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law, and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders; provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) for a period of three years from the time such interested stockholders became the holders of 15% or more of such Shares unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder". The Company's Board of Directors has approved the Merger Agreement, the Stockholder Agreements and the Purchaser's acquisition of Shares pursuant to the Offer and, therefore, Section 203 of the DGCL is inapplicable to the Merger.

     Based on information supplied by the Company and its own review, the Purchaser does not believe that any other state takeover statutes purport to apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

     Antitrust. The HSR Act imposes a 15-calendar day waiting period for consummation of a cash tender offer following the filing of a Notification and Report Form. The HSR Act does not apply, however, to the acquisition of companies with annual net sales and total assets below certain thresholds. Parent believes that the Offer and the Merger are not subject to the HSR Act because the Company has annual net sales (as reported in its Annual Report on Form 10-K for the year ended December 31, 1997) and total assets (as reported in its Quarterly Report on Form 10-Q for the quarter ended June 30, 1998) of less than $10 million. Therefore, Parent does not intend to file a Notification and Report Form with respect to the Offer under the HSR Act.

     Filings with, notifications to, and authorizations and approvals of certain antitrust authorities in jurisdictions other than the United States may be required. There can be no assurance that any authorizations, approvals or decisions required by such authorities will be granted or that such authorities will not challenge the Offer or the Merger. Parent and Company believe, however, that the failure to obtain such authorizations and approvals would not be material.

     At any time before or after the Purchaser's purchase of Shares pursuant to the Offer, an antitrust enforcement agency could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

16.  FEES AND EXPENSES

     The Purchaser has retained Georgeson & Company Inc. to act as the Information Agent and First Chicago Trust Company of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction where securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser or Parent has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that they will not be available at the regional offices of the Commission).

                                          ET/FM ACQUISITION CORP.

October 9, 1998

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            PARENT AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Unless otherwise indicated below, each occupation set forth opposite an individual's name refers to employment with Parent. All directors and executive officers listed below are citizens of the United States except for Christian A. Koffmann and Arnold G. Langbo, who are citizens of France and Canada, respectively.

                                                             POSITION WITH PARENT;
                                                      PRINCIPAL OCCUPATION OR EMPLOYMENT;
        NAME AND BUSINESS ADDRESS                          5-YEAR EMPLOYMENT HISTORY
        -------------------------                     -----------------------------------
Gerard N. Burrow, M.D. ...................  Director of Parent since 1993; Member, Nominating and
Yale University School of Medicine          Corporate Governance Committee and Chairman, Science and
333 Cedar Street                            Technology Advisory Committee. Special Advisor to the
New Haven, CT 06520                         President of Yale University for Health Affairs since
                                            1997. Dean of the Yale University School of Medicine
                                            from 1992 to 1997. Member, the Institute of Medicine of
                                            the National Academy of Sciences; Fellow, the American
                                            Association for the Advancement of Science; Director of
                                            Neurex Corporation and the Sea Research Foundation.
Joan Ganz Cooney..........................  Director of Parent since 1978; Member, Compensation
Children's Television Workshop              Committee and Chairman, Benefits Committee. Chairman,
One Lincoln Plaza                           Executive Committee of Children's Television Workshop
New York, NY 10023                          since 1990; Chairman-CEO from 1988 to 1990. Director of
                                            Metropolitan Life Insurance Company, the Museum of
                                            Television and Radio and The New York and Presbyterian
                                            Hospitals, Inc.; Trustee, the National Child Labor
                                            Committee.
James G. Cullen...........................  Director of Parent since 1995; Member, Compensation
Bell Atlantic Corporation                   Committee and Audit Committee. President and CEO,
1310 N. Court House Road                    Telecom Group of Bell Atlantic Corporation since August
Arlington, VA 22201                         of 1997; Vice Chairman, Bell Atlantic Corporation since
                                            1995; President from 1993 to 1995; President and CEO of
                                            Bell Atlantic -- New Jersey, Inc. from 1989 to 1993.
                                            Director of Prudential Life Insurance Company.
Robert J. Darretta........................  Member, Executive Committee and Vice President, Finance
                                            since 1997; Treasurer from 1995 to 1997; President,
                                            IOLAB Corporation from 1987 to 1995.
Russell C. Deyo...........................  Member, Executive Committee and Vice President,
                                            Administration since 1996; Associate General Counsel
                                            from 1991 to 1996.
Roger S. Fine.............................  Member, Executive Committee and Vice President and
                                            General Counsel since 1996; Vice President,
                                            Administration from 1991 to 1996; Associate General
                                            Counsel from 1984 to 1991. Member, Board of Trustees of
                                            the Foundation of the University of Medicine and
                                            Dentistry of New Jersey; Vice President of the National
                                            Ramah Commission.

                                                             POSITION WITH PARENT;
                                                      PRINCIPAL OCCUPATION OR EMPLOYMENT;
        NAME AND BUSINESS ADDRESS                          5-YEAR EMPLOYMENT HISTORY
        -------------------------                     -----------------------------------
M. Judah Folkman, M.D.....................  Director of Parent since February of 1998; Member,
Children's Hospital                         Science and Technology Advisory Committee. Senior
Hunnewell 103                               Associate in Surgery, Children's Hospital since 1981;
300 Longwood Avenue                         Director, Surgical Research Laboratory, Children's
Boston, MA 02115                            Hospital since 1981; Professor, Harvard Medical School,
                                            Department of Surgery since 1968; Member, National
                                            Academy of Sciences and the American Academy of Arts and
                                            Sciences.
Ronald G. Gelbman.........................  Member, Executive Committee and Worldwide Chairman,
                                            Health Systems & Diagnostics Group since June of 1998;
                                            Worldwide Chairman, Pharmaceuticals and Diagnostics
                                            Group from 1994 to 1998. Company Group Chairman from
                                            1987 to 1994.
JoAnn H. Heisen...........................  Member, Executive Committee and Vice President, Chief
                                            Information Officer since 1997; Controller from 1995 to
                                            1997; Treasurer from 1991 to 1995; Assistant Treasurer,
                                            Investor Relations from 1989 to 1991. Director, The
                                            Vanguard Group, Inc.
Ann Dibble Jordan.........................  Director of Parent since 1981; Member, Nominating and
                                            Corporate Governance Committee and Public Policy
                                            Advisory Committee. Consultant and previously Field Work
                                            Assistant Professor, School of Social Service
                                            Administration, University of Chicago from 1970 to 1987.
                                            Director, Automatic Data Processing, Salant Corporation
                                            and Travelers Inc.; Director, The Phillips Collection,
                                            The Child Welfare League and the National Symphony
                                            Orchestra.
Christian A. Koffmann.....................  Member, Executive Committee and Worldwide Chairman,
                                            Consumer & Personal Care Group since 1995. Company Group
                                            Chairman from 1989 to 1995.
Arnold G. Langbo..........................  Director of Parent since 1991; Member, Audit Committee
Kellogg Company                             and Chairman, Compensation Committee. Chairman of the
One Kellogg Square                          Board and Chief Executive Officer of Kellogg Company
Battle Creek, MI 49016-3599                 since 1992; President and Chief Operating Officer of
                                            Kellogg Company from December, 1990 to 1992; President
                                            of Kellogg International from 1986 to 1992; Director of
                                            Kellogg Company and Whirlpool Corporation. Member,
                                            Advisory Board of J.L. Kellogg Graduate School of
                                            Management at Northwestern University. Chairman, Board
                                            of Trustees of Albion College.
Ralph S. Larsen...........................  Chairman, Board of Directors and Chief Executive Officer
                                            and Chairman, Executive Committee of Parent since 1989.
                                            Director, Xerox Corporation and AT&T Corp. Member, The
                                            Business Council and the Policy Committee of The
                                            Business Roundtable. Member, Board of United Way of
                                            Tri-State.
James T. Lenehan..........................  Member, Executive Committee and Worldwide Chairman,
                                            Consumer Pharmaceuticals & Professional Group since
                                            1994. Company Group Chairman from 1993 to 1994.
                                            President, McNeil Consumer Products Company from 1990 to
                                            1993.

                                                             POSITION WITH PARENT;
                                                      PRINCIPAL OCCUPATION OR EMPLOYMENT;
        NAME AND BUSINESS ADDRESS                          5-YEAR EMPLOYMENT HISTORY
        -------------------------                     -----------------------------------
John S. Mayo, Ph.D........................  Director of Parent since 1986; Member, Science and
Lucent Technologies Inc.                    Technology Advisory Committee; Chairman, Public Policy
600 Mountain Avenue                         Advisory Committee. President AT&T Bell Laboratories
Murray Hill, NJ 07974                       from 1991 to 1995; Executive Vice President of Network
                                            Systems and Network Services from 1989 to 1991;
                                            previously served as Director of the Ocean Systems
                                            Laboratory, Executive Director of the Ocean Systems
                                            Division, Executive Director of the Toll Electronic
                                            Switching Division, Vice President of Electronics
                                            Technology. Member, National Academy of Engineering and
                                            The Swedish Royal Academy of Engineering Services;
                                            Fellow, Institute of Electrical and Electronic
                                            Engineers; Member, Boards of Trustees of Polytechnic
                                            University (Emeritus), the Liberty Science Center
                                            (Chairman), the Kenan Institute for Engineering,
                                            Technology and Science; served on the Board of Overseers
                                            for the New Jersey Institute of Technology and the Board
                                            of Directors of the National Engineering Consortorium,
                                            Inc.
Paul J. Rizzo.............................  Director of Parent since 1982; Chairman, Audit
Franklin Street Partners                    Committee, Member, Nominating and Corporate Governance
6330 Quadrangle Drive, Suite 200            Committee. Vice Chairman of International Business
Chapel Hill, NC 27514                       Machines Corporation from 1993 to 1994. Dean of the
                                            Kenan-Flagler Business School at the University of North
                                            Carolina-Chapel Hill from 1987 to 1992. Became a partner
                                            in Franklin Street Partners, a Chapel Hill, North
                                            Carolina investment firm in 1992. Director of
                                            McGraw-Hill Companies, Inc. and Ryder Systems, Inc.
Henry B. Schacht..........................  Director of Parent since 1997; Member, Audit Committee
Lucent Technologies Inc.                    and Chairman, Nominating and Corporate Governance
32 Old Slip St.                             Committee. Chairman of the Board, Lucent Technologies
35th Flr.                                   Inc. from 1996 to February of 1998; Chief Executive
New York, NY 10005                          Officer from 1996 to 1997; Chairman of Cummins Engine
                                            Company, Inc. from 1977 to 1995; Chief Executive Officer
                                            from 1973 to 1994. Director of Lucent Technologies Inc.,
                                            Aluminum Corporation of America, The Chase Manhattan
                                            Corporation, The Chase Manhattan Bank, N.A. and Cummins
                                            Engine Company, Inc.; Chairman of the Board of Trustees
                                            of The Ford Foundation and Trustee, The Yale Corporation
                                            and the Business Enterprise Trust.
Maxine F. Singer, Ph.D....................  Director of Parent since 1991; Member, Science and
Carnegie Institution of Washington          Technology Advisory Committee and Benefits Committee.
1530 P Street, N.W.                         President, Carnegie Institution of Washington since
Washington, D.C. 20005                      1988; Member, National Academy of Sciences, the American
                                            Philosophical Society, the Pontifical Academy of
                                            Sciences, the Governing Board of the Weizmann Institute
                                            of Science.

                                                             POSITION WITH PARENT;
                                                      PRINCIPAL OCCUPATION OR EMPLOYMENT;
        NAME AND BUSINESS ADDRESS                          5-YEAR EMPLOYMENT HISTORY
        -------------------------                     -----------------------------------
John W. Snow..............................  Director of Parent since April of 1998; Member, Benefits
CSX Corporation                             Committee and Compensation Committee. Chairman, CSX
One James Center                            Corporation since 1991; President and Chief Executive
901 East Cary St.                           Officer of CSX Corporation since 1989. Director of
Richmond, VA 23219                          Circuit City Stores, Inc., Textron, Inc. and USX
                                            Corporation. Member, Board of Trustees of Johns Hopkins
                                            University.
William C. Weldon.........................  Member, Executive Committee and Worldwide Chairman,
                                            Pharmaceuticals Group since June of 1998. Company Group
                                            Chairman from 1995 to June of 1998. President, Ethicon
                                            Endo-Surgery, Inc. from 1992 to 1995.
Robert N. Wilson..........................  Vice Chairman, Board of Directors since 1989; Vice
                                            Chairman, Executive Committee since 1994; Member,
                                            Executive Committee since 1983. Director, U.S. Trust
                                            Corporation and Amerada Hess Corporation.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Unless otherwise indicated below, each occupation set forth opposite an individual's name refers to employment with Parent. All such directors and executive officers listed below are citizens of the United States, except for James J. Bergin, who is a citizen of Australia.

                                                          POSITION WITH THE PURCHASER;
                                                      PRINCIPAL OCCUPATION OR EMPLOYMENT;
                   NAME                                    5-YEAR EMPLOYMENT HISTORY
                   ----                               -----------------------------------
James J. Bergin...........................  Vice President and Assistant Secretary of the Purchaser
                                            since October of 1998. General Attorney since November
                                            of 1997. Associate of Donovan Leisure Newton & Irvine
                                            from August of 1992 until October of 1997.
Philip P. Crowley.........................  Director, Vice President and Secretary of the Purchaser
                                            since October of 1998. Assistant General Counsel and
                                            Assistant Secretary since June of 1992.
Clifford E. Holland.......................  Director and President of the Purchaser since October of
                                            1998. President of Ethicon since October of 1998. Group
                                            Vice President and General Manager of Ethicon from
                                            November of 1997 until October of 1998. Executive Vice
                                            President of Sales and Marketing of Johnson & Johnson
                                            Health Care Systems Inc. from January of 1995 until
                                            November of 1997. Vice President of Sales and Marketing
                                            of Ethicon from June of 1994 until January of 1995. Vice
                                            President of Sales of Ethicon from February of 1992
                                            until June of 1994.
Howard I. Zauberman.......................  Director, Vice President and Treasurer of the Purchaser
                                            since October of 1998. Vice President of Growth
                                            Technologies and New Business Development of Ethicon
                                            since September of 1997. Director of Business
                                            Development of Pfizer, Inc. from October of 1992 until
                                            September of 1997.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

           By Mail:                      By Overnight:                     By Hand:

      Tenders & Exchanges             Tenders & Exchanges             Tenders & Exchanges
         P.O. Box 2569             14 Wall Street, 8th Floor       c/o Securities Transfer &
          Suite 4660                  Suite 4680 -- FMRX                   Reporting
  Jersey City, NJ 07303-2569          New York, NY 10005                 Services Inc.
                                                                 One Exchange Plaza, 3rd Floor
                                                                      New York, NY 10006

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be directed to the Information Agent at the address and telephone numbers listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           [GEORGESON & COMPANY LOGO]

                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect (212) 440-9800
                    All Others Call Toll Free (800) 223-2064